EXHIBIT 99.1

Corporate Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Kimberlee Sinclair Corporate Communications +1 651 236 5823 kimberlee.sinclair@hbfuller.com
Maximillian Marcy Investor Relations +1 651 236 5062 max.marcy@hbfuller.com

NEWS	For Immediate Release	July 12, 2013

H.B. Fuller Elects Ann Simonds to Board of Directors

Experienced Leader with Notable Brand Stewardship and Marketing Experience to Enhance Company’s Profitable Growth Strategy

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today announced that Ann Simonds was elected as an independent member to its board of directors, effective October 1. With Simonds’ election, the board will consist of eight directors, seven of whom are independent.

Simonds is currently senior vice president at General Mills and president of the company’s Mill City Division. “I am pleased to welcome Ann to the H.B. Fuller board of directors,” said Lee Mitau, chairman, H.B. Fuller board of directors. “She brings with her a keen understanding of brand stewardship and global marketing. Ann is a seasoned leader who understands how to generate profitable growth and deliver value for customers and shareholders.”

Simonds was named president in 2006, first of the Baking Division and then of Pillsbury in 2010. Today, she serves as president of the recently combined Mill City Division that oversees General Mills’ Betty Crocker, Gold Medal, Bisquick and Pillsbury brands. She joined General Mills in 1995 and drove product growth for leading brands, such as Yoplait, Cheerios and Wheaties, and served as general manager in the Convenience Stores and Foodservice division. Prior to joining General Mills, Simonds was a product manager with Johnson & Johnson in the U.S. and Europe.

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H.B. Fuller Elects Ann Simonds to Board of Directors, cont.

“During her career with General Mills, Ann has distinguished herself as a dedicated and trusted business leader,” said Jim Owens, H.B. Fuller president and chief executive officer. “Her ability to commercialize profitable new ideas will be an excellent asset to our board. I am confident she will bring fresh perspective that will support our ability to deliver our growth strategy.” Ann has a strong track record of both business and organization pioneering. She is a steward for evolving brand building into the digital age, was an early adopter of FUSE (Flexible User Shared Environment) programs and has been a strong advocate for building profitable growth through strategic philanthropy with programs such as the Cheerios Spoonfuls of Stories Literacy Program.

“H.B. Fuller has a rich tradition and focus on adding value for customers,” said Simonds. “I am looking forward to working with my colleagues on the board to drive the company’s profitable growth in targeted markets around the world.”

Simonds is an active member of the Young Presidents Organization, participates in the National Association of Female Executives Top 30 Round Table and serves on the Hennepin Theater Trust Board of Directors. She holds a BA from Smith College (Mass.) and an MBA from Harvard University. Simonds was honored in 2011 with a “Women in Business – Industry Leaders” Award from the Minneapolis-St. Paul Business Journal.

About H.B. Fuller Company:

For over 125 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. Recognized for unmatched technical support and innovation, H.B. Fuller brings knowledge and expertise to help its customers find precisely the right formulation for the right performance. With fiscal 2012 net revenue of $1.9 billion, H.B. Fuller serves customers in packaging, hygiene, general assembly, electronic and assembly materials, paper converting, woodworking, construction, automotive and consumer businesses. For more information, visit us at www.hbfuller.com and subscribe to our blog.

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